Registration No. 333-167888

As filed with the United States Securities and Exchange Commission on August 1, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SAJAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1881957
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

625 Whitetail Blvd.

River Falls, Wisconsin, 54022

(715) 426-9505

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sajan, Inc. Amended and Restated 2004 Long-Term Incentive Plan

(Full title of the plan)

Shannon Zimmerman

Executive Vice President Global Content Solution

Sajan, Inc.

625 Whitetail Blvd.

River Falls, Wisconsin, 54022

(715) 426-9505

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8, File No. 333-167888 (the “Registration Statement”), previously filed on June 30, 2010 by Sajan, Inc. (the “Registrant”), formerly known as Mathstar, Inc., relating to the registration of 1,000,000 shares of the Registrant’s common stock, $0.01 par value (“Common Stock”), thereby registered for offer or sale pursuant to the Sajan, Inc. Amended and Restated 2004 Long-Term Incentive Plan.

On July 19, 2017, the acquisition of the Registrant, by Amplexor USA Inc., a Delaware corporation (“Buyer”), was consummated pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of April 25, 2017 (the “Merger Agreement”), by and among the Registrant, Buyer, and Amplexor Falcon, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”).  Pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant with the Registrant remaining as the surviving corporation and a wholly-owned subsidiary of Buyer (the “Merger”). As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement.

In accordance with undertakings made by the Registrant in the Registration Statement, the Registrant hereby removes from registration any and all shares of the Common Stock (as adjusted for stock splits, dividends, recapitalizations or other similar transactions effected without consideration which results in an increase in the number of outstanding shares of Common Stock) that remain unsold as of the date hereof under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of River Falls, State of Wisconsin, on August 1, 2017.

Sajan, Inc.
(Registrant)

By:	/s/ Shannon Zimmerman
Name:	Shannon Zimmerman
Title:	Executive Vice President Global Content Solution

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.